Exhibit 4

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com D: +1 212 225 2758 jjuantorena@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

September 19, 2025

United Mexican States

Ministry of Finance and Public Credit

Insurgentes Sur 1971, Torre III, Piso 7

Col. Guadalupe Inn

Álvaro Obregón

01020 Ciudad de México

México

Ladies and Gentlemen:

We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with Mexico’s offering, pursuant to registration statements (Nos. 333-282373 and 333-289967) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of €2,250,000,000 aggregate principal amount of 3.500% Global Notes due 2029 (the “2029 Notes”), €1,500,000,000 aggregate principal amount of 4.500% Global Notes due 2034 (the “2034 Notes”) and €1,250,000,000 aggregate principal amount of 5.125% Global Notes due 2038 (the “2038 Notes”, and, together with the 2029 Notes and the 2034 Notes, the “Notes”) to be issued pursuant to an amended and restated indenture dated as of June 1, 2015 (the “Amended and Restated Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of January 24, 2022 (the “First Supplemental Indenture”), between Mexico and the Trustee (and together with the Amended and Restated Indenture, the “Indenture”). Such registration statements, as amended as of September 15, 2025, the date on which the most recent Amendment to Mexico’s Annual Report for its fiscal year ended December 31, 2024 on Form 18-K/A was filed as an amendment to such registration statements, including the documents incorporated by reference therein, are herein called the “Registration Statements”; the related prospectus dated August 29, 2025, as filed with the Commission as part of the Registration Statements, including the documents incorporated by reference therein, is herein called the “Base Prospectus”; and the related prospectus supplement dated September 15, 2025, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statements and the Final Prospectus;

(b)	a copy of the executed Amended and Restated Indenture;

(c)	a copy of the executed First Supplemental Indenture; and

(d)	copies of the Notes in global form as executed by Mexico.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

United Mexican States

Ministry of Finance and Public Credit, p. 2

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other documents and certificates of public officials of Mexico, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes have been duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are valid, binding and enforceable obligations of Mexico.

In giving the foregoing opinion, (a) we have assumed that each of Mexico and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Notes enforceable against the parties thereto (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Indenture or the Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that the enforceability in the United States of the waiver by Mexico of its immunities, as set forth in the Indenture and the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which Mexico may become entitled after the date hereof.

United Mexican States

Ministry of Finance and Public Credit, p. 3

We note that the designations in Section 9.7 of the Indenture of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Indenture and the Notes is (notwithstanding the waiver in or pursuant to Section 9.7 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

We express no opinion as to the enforceability of paragraph 19 of the Terms and Conditions of the Notes relating to currency indemnity.

We also note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 6 to Mexico’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2024 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ JORGE U. JUANTORENA Jorge U. Juantorena, a Partner